EXHIBIT 2.7

                                                                  EXECUTION COPY


                           TRADEMARK LICENSE AGREEMENT

      TRADEMARK LICENSE AGREEMENT (this "Agreement") is entered into as of October 9, 1998, by and between APS Management Services, Inc., a Delaware corporation ("Licensor") and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, and General Parts, Inc., a North Carolina corporation ("Licensee"). Capitalized terms used but not otherwise defined in this Agreement have the meanings given in the Asset Purchase Agreement.

                                    RECITALS

            WHEREAS, Licensor is the owner of the trademarks (the "Marks") set forth on Schedule "A" attached hereto; and

            WHEREAS, in connection with the sale of certain assets (the "Purchased Assets") to Licensee pursuant to that certain asset purchase agreement (the "Asset Purchase Agreement") dated as of even date herewith, Licensor and Licensee wish to enter into this Agreement to set forth the terms and conditions upon which Licensor will grant a license to Licensee to use the Marks in connection with the distribution and sale of automotive replacement parts, accessories and supplies (the "Business").

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

      1.    GRANT OF LICENSE.

            1.1. GRANT AND TERMS OF LICENSE. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, limited and royalty-free license to use the Marks for a period of twenty-four
(24) months from the date of this Agreement (the "Defined Term") in the limited geographical areas in which, immediately prior to the Closing Date, Licensor conducted the Business from the Purchased Locations (excluding Closed Locations) (such areas, collectively, the "Defined Territory"). This license shall be exclusive to Licensee within the Defined Territory for the Defined Term, except to the extent provided in Paragraph 2.2 of this Agreement. Such use shall include the use of the Marks by wholly-owned subsidiaries of Licensee.

            1.2. PERMITTED USE OF MARKS. Licensee's right to use the Marks shall be limited: (i) to uses relating to the Licensee's use of the Purchased Assets; and (ii) to uses relating to Licensee's carrying on of the Business conducted by Licensor
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at the Purchased Locations prior to the date hereof. Licensee shall not use the
Marks in a manner inconsistent with Licensor's past practices in using the Marks at or in connection with the Purchased Locations, or in a manner which disparages or is detrimental to Licensor's assets or business.

            1.3. RESERVATION OF LICENSOR'S RIGHTS. All rights in and to the Marks not specifically granted to Licensee by this Agreement are reserved to Licensor for Licensor's own use and benefit.

      2.    OWNERSHIP OF MARKS.

            2.1. RIGHTS IN MARKS. The Marks are the exclusive property of Licensor and, except as provided in Section 1.2, Licensee shall not manufacture, market, advertise, promote, ship, distribute or sell (or permit or cause any such actions by others, within its control with respect to) any goods or materials bearing any of the Marks or any services associated with the Marks. Neither Licensee nor any of its Affiliates or subcontractors, nor any third parties related in any way to any of the foregoing persons or entities, has any right, title or interest in or to the Marks other than the limited rights granted herein.

            2.2. PROHIBITED ACTIONS. Licensee shall not take (or permit or cause to be taken) any action to impair, attack or interfere with Licensor's exclusive rights in the Marks. In its use of the Marks, Licensee shall not make or allow to be made any alterations or changes to the appearance of the Marks, including, but not limited to, any changes to the graphic representation of the Marks, the color scheme of the Marks, or the font or type face in which the Marks are portrayed. Licensee shall not seek to register any of the Marks anywhere in the world or use the Marks in any manner that may lead to a material loss of the value of the Marks. Licensee will give Licensor notice of any claim made by any third party of which Licensor has knowledge, that would adversely affect the Marks.

            During the Defined Term, Licensor shall not grant to any third party any rights to use the Marks in the Defined Territory, PROVIDED, HOWEVER that this limitation shall in no way affect grants, if any, of rights in the Marks made by Licensor or any of its affiliates to third parties in the Defined Territory prior to the date hereof, and FURTHER PROVIDED that Licensor represents that it has not previously granted a license to use the Marks in the Defined Territory to any warehouse distributor of automotive parts.

      3.    WARRANTY DISCLAIMER; INDEMNIFICATION.

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            3.1. WARRANTY DISCLAIMER. LICENSOR MAKES NO WARRANTIES OF ANY KIND,
WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT'S FITNESS FOR A PARTICULAR PURPOSE. Licensee shall not make any statements, representations or warranties whatsoever to any third party which are in any way inconsistent with this Section 3.1.

            3.2. LICENSOR REPRESENTATIONS; INDEMNIFICATION. Licensor represents and warrants that (i) it has the right to grant to Licensee the license of the Marks hereunder; (ii) it has no knowledge or notice of any actions pending or threatened which impair its right to grant the rights in the Marks licensed hereunder; and (iii), to its knowledge, the rights licensed hereunder do not violate any obligations of Licensor to any third parties. Licensor hereby indemnifies Licensee and parent, subsidiary and affiliated companies, and officers, directors and employees of each of the foregoing and each of them, and undertakes to hold them harmless against any and all claims, demands, damages, losses and expenses of any nature (including reasonable attorney's fees) which arise solely in connection with the breach by Licensor of any warranty or representation made by Licensor hereunder, including but not limited to loss or damage resulting from copyright, design patent and trademark infringement, provided that said breach does not occur as a result of the negligence of Licensee or the breach by Licensee of any of its representations or obligations hereunder, that prompt notice is given to Licensor of any such claim or suit and, provided further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought.

            3.3 LICENSEE INDEMNIFICATION. Licensee shall defend, indemnify and hold harmless Licensor and each of its Affiliates, employees, and agents from and against any and all claims, demands, damages, losses and expenses of any nature (including reasonable attorneys' fees), including, without limitation, those related to death, personal injury, property damage and product liability, which arise from or in connection with Licensee's use of the Marks, (i) in a manner not consistent with: (a) Licensee's normal business practices or (b) any known right of a third party; or (ii) in a manner which disparages or is detrimental to Licensor's assets or business.

      4. TERMINATION. This Agreement shall automatically terminate without prior notice to Licensee:

            (a) at 5:00 p.m. Eastern time on the last day of the Defined Term;
or

            (b) if Licensee is in material breach of any of the terms or conditions of this Agreement, and Licensee fails to cure

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such breach within ten (10) days from Licensee's receipt of written notice of such breach from Licensor.

      5. EFFECTS OF TERMINATION. Upon termination of this Agreement, all rights granted hereunder to Licensee shall terminate and Licensee shall immediately:

            (a) cease all use of the Marks in any form;

            (b) cease representing itself as a licensee of Licensor; and

            (c) promptly take such actions as may be necessary to cease doing business under the Marks, including, but not limited to, (i) modifying the name of Licensee or any of its subsidiaries, (ii) removing, modifying or destroying all signs, advertising, packaging and promotional materials containing any of the Marks.

            Licensee agrees to furnish evidence reasonably satisfactory to Licensor of compliance with Licensee's obligations under this Agreement within fifteen (15) Business Days after termination of this Agreement.

      6. NOTICES. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by overnight mail with a reputable courier service or by telecopy. If notice is sent by telecopy, notices shall be deemed given upon confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

            If to Purchaser:           General Parts, Inc.
                                       P.O. Box 26006
                                       Raleigh, NC  27611
                                       Attention:  O. Temple Sloan, Jr.
                                       Facsimile No.:  919-573-3551

            With a copy                Manning, Fulton & Skinner, P.A.
            (which shall not           P.O. Box 20389
            constitute notice)         Raleigh, NC  27619-0389
            to:                        Attention:  W. Gerald Thornton
                                       Facsimile No.:  919-571-2504

            If to Seller:              APS Holding Corporation
                                       15710 John F. Kennedy Blvd.
                                       Suite 700

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                                       Houston, Texas 77032-2347
                                       Attention:  Bettina Whyte
                                       Facsimile No. 713-507-1323

            With a copy                Willkie Farr & Gallagher
            (which shall not           787 Seventh Avenue
            constitute notice)         New York, New York 10019-6099
            to:                        Attention:  Cornelius T.
                                          Finnegan III, Esq.
                                       Facsimile No. (212) 728-8111


      7. CONFIDENTIALITY. Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, Licensee shall not publicly divulge or announce, or in any manner disclose to any third party, any information or matters revealed to Licensee pursuant hereto, or any of the specific terms and conditions of this Agreement.

      8. RELATIONSHIP OF PARTIES. Licensee's relationship with Licensor is solely as an independent contractor, and Licensee shall have no legal power or authority, express or implied, to act for, bind or commit Licensor in any manner or to anything whatsoever. Licensor and Licensee agree that nothing in this Agreement shall make Licensee an agent of Licensor or create or evidence a joint venture or partnership between the parties or any relationship other than that of independent contractors.

      9. ASSIGNMENT. This Agreement shall be binding on the parties hereto and on their respective successors and permitted assigns; PROVIDED, HOWEVER, that Licensee may not assign, transfer or hypothecate its obligations under this Agreement or sub-license or grant any right, title or interest in any of its rights hereunder in whole or in part, directly or indirectly, by operation of law or otherwise, except as expressly agreed in writing in advance by Licensor. Notwithstanding the foregoing, Licensee may grant to Lottes and Strafco rights to use the Marks upon and subject to the terms of, and the obligations contained in, this Agreement (but the Marks may be so used only with respect to the business conducted at Purchased Locations that are subject to the Assigned GPI Affiliate Leases and Lottes Subleases), provided that such assignment shall not relieve Licensee from any of its obligations under this Agreement, and Licensee shall remain liable for any breach of this Agreement by Lottes or Strafco.

      10. GOVERNING LAW. This Agreement and any dispute between the parties arising from this Agreement or the subject matter hereof, shall be governed by the laws of the State of Delaware, without regard to its conflict or choice of laws principles, and of the United States of America.

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      11. REMEDIES. Notwithstanding anything to the contrary contained in this
Agreement, Licensee acknowledges that its failure to comply with its obligations under this Agreement could cause immediate and irreparable harm to Licensor for which money damages would be inadequate. Accordingly, in the event of Licensee's breach of this Agreement, Licensor may seek equitable relief, including, but not limited to, specific performance of Licensee's obligations hereunder, and injunctive relief to prevent Licensee's continued use of the Marks. Any remedies contemplated by this Section 11 shall not be deemed to be an exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

      12.   MISCELLANEOUS.

            (a) Paragraph headings contained in this Agreement are included for convenience only and shall not be considered for any purpose in governing, limiting, modifying, construing or affecting the provisions of this Agreement and shall not otherwise be given any legal effect.

            (b) The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (c) This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof.

            (d) Paragraphs 3, 5, 7 and 9 shall survive termination of this Agreement.

            (e) The Schedules attached to this Agreement and the limitations described therein constitute an integral part of the Agreement.

            (f) No waiver, modification or cancellation of any term or condition or this Agreement shall be effective unless executed in writing by both Licensee and Licensor. No waiver by either party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

            (g) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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      IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement:

                                    APS MANAGEMENT SERVICES, INC., as Licensor

                                    By:  /s/ BETTINA M. WHYTE
                                         Name: Bettina M. Whyte
                                         Title: President


                                    GENERAL PARTS, INC., as Licensee

                                    By:  /s/ BILL KUYKENDALL
                                         Name: Bill Kuykendall
                                         Title: V.P. of Finance



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